                                                                    EXHIBIT 99.1


FindWhat.com                                                        News Release
--------------------------------------------------------------------------------
FindWhat.com Contact
Karen Yagnesak
239-561-7229
KarenY@FindWhat.com

             FINDWHAT.COM SETS 2003 ANNUAL MEETING OF STOCKHOLDERS
                        AND ANNOUNCES SLATE OF DIRECTORS

FORT MYERS, FL - OCTOBER 29, 2003 - FINDWHAT.COM (NASDAQ: FWHT), a leading developer and provider of performance-based marketing services for the Internet, today announced that its annual meeting of stockholders will be held on December 15, 2003. At the annual meeting, shareholders will be asked to approve a slate of seven directors.

New nominees up for election to the FindWhat.com board of directors are Jerry Della Femina, Lee S. Simonson, and Daniel B. Brewster, Jr.

Mr. Della Femina has served as chairman and chief executive officer of Della Femina/Jeary and Partners advertising agency since early 1998. Mr. Simonson is the president of Simonson Associates, an independent consulting firm, and an adjunct professor of media management at the New York Institute of Technology. Mr. Brewster has been the president and chief executive officer of G+J USA, one of the largest consumer magazine publishers in the U.S. since May 2000. Additionally, the slate includes the following current directors of
FindWhat.com: Chairman Craig A. Pisaris-Henderson, Kenneth E. Christensen, Frederick E. Guest II, and Phillip R. Thune. Complete biographies of the director candidates are available at: http://www.findwhat.com/content/about/board_bios.asp.
-----------------------------------------------------

"We are very pleased to have Mr. Della Femina, Mr. Simonson, and Mr. Brewster stand for election to our board of directors," said Craig Pisaris-Henderson, chairman and CEO of FindWhat.com. "Their experience and expertise in the advertising and media industries will be welcome additions and very complementary to our other existing board members' skills and knowledge. Together as a board we plan to direct FindWhat.com into its next phase of growth."

Additionally, the Company announced that Vice Chairmen Courtney Jones and Robert Brahms have resigned from the board. Robert J. Mylod, Jr. is not standing for re-election.

"Today is bittersweet for me," said Craig Pisaris-Henderson. "As we announce three stellar individuals to the slate of directors to be voted on at our annual shareholders meeting, it is with great admiration and heartfelt thanks that I say goodbye to two of our co-founders, Courtney Jones and Bobby Brahms. The contributions they have both made to our organization have been outstanding and without them, FindWhat.com would not have grown into the leading company that it is today. Also, we thank Bob Mylod for his skill and leadership with which he helped us to navigate through the last year and a half, an extremely active period for our company, and we are grateful for his commitment to serve through December 15th."

"It has been an incredible experience to be part of FindWhat.com from its inception to its recent recognition as the 7th fastest growing technology company in North America on the 2003 Deloitte Technology Fast 500 List. I personally want to thank our investors and wonderful employees who have been instrumental to our success. With the new slate of directors, this company is well poised to continue to capitalize on the changes in how businesses advertise on the Internet. I plan to continue evangelizing FindWhat.com and the performance-based marketing model. I believe the best has yet to come," said Courtney Jones.

"I, too, want to offer my most sincere thanks and gratitude to our investors and employees," said Robert Brahms. "It has been a wonderful experience to be part of a company that has grown to this size in such a short period of time, despite all of the obstacles that have faced early Internet pioneers. To be included among the short list of publicly traded Internet companies that not only survived, but thrived, is truly gratifying."

FindWhat.com's 2003 proxy statement has been filed with the Securities and Exchange Commission, which can be found on the SEC website via http://www.findwhat.com/content/about/ir/sec.asp.

ABOUT FINDWHAT.COM(R)
FindWhat.com operates online marketplaces that connect the consumers and businesses that are most likely to purchase specific goods and services with the advertisers that provide those goods and services. Online advertisers determine the per-click fee they will pay for their advertisements, which FindWhat.com and its private-label partners such as Terra Lycos's Lycos.com and HotBot distribute to millions of Internet users. The FindWhat.com Network includes hundreds of distribution partners, such as CNET's Search.com, Excite, Webcrawler, MetaCrawler, Dogpile, and Microsoft Internet Explorer Autosearch. Advertisers bid against each other for particular keywords or phrases through an open, automated, bid-for-position system, where the advertisement of the website with the highest bid appears first, with all other advertisers listed in descending bid order. This cost-effective, pay-for-performance model allows Web advertisers to pay only for those prospects which click-through to their sites, and increases their potential for exposure through the millions of advertisements distributed throughout the network per day. More information on FindWhat.com is available on the Company's website at http://www.FindWhat.com.

FORWARD LOOKING STATEMENTS
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan," "intend," "believe" or "expect" or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in FindWhat.com's reports filed with the U.S. Securities and Exchange Commission, including Amendment No. 1 to Annual Report on Form 10-KSB for fiscal 2002 and the most recent quarterly report on Form 10-Q. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the Internet industry generally and, accordingly, FindWhat.com's actual performance and results may vary from those stated herein, and FindWhat.com undertakes no obligation to update the information contained herein.

(R)Registered trademark of FindWhat.com